Exhibit 23.1.b

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-97263 on Form S-3, Amendment No. 1 to Registration Statement No. 333-87190 on Form S-3, Registration Statement
No. 333-98781 on Form S-8 and Registration Statement No. 33-45618 on Form S-8 of Great Plains Energy Incorporated of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting principles), appearing in this Annual Report on Form 10-K/A of Great Plains Energy Incorporated for the year ended December 31, 2003.

/s/Deloitte & Touche LLP

Kansas City, Missouri
April 13, 2004